CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated November 27, 2012, accompanying the financial statements of Insured Municipals Income Trust, Series 525 and California Insured Municipals Income Trust, Series 249 (included in Van Kampen Unit Trusts, Municipal Series 652) as of July 31, 2012, and for each of the three years in the period ended July 31, 2012 and the financial highlights for the period from August 2, 2007 (date of deposit) through July 31, 2008 and for each of the four years in the period ended July 31, 2012, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-143730) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 27, 2012